File No. 333-_____

As filed with the Securities and Exchange Commission on May 20, 2020

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Pentair plc
(Exact name of registrant as specified in its charter)

Ireland	98-1141328
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Regal House, 70 London Road, Twickenham, London, TW13QS United Kingdom

(Address of Principal Executive Offices, including Zip Code)

Pentair plc 2020 Share and Incentive Plan
(Full title of the plan)

Karla C. Robertson

Executive Vice President, General Counsel and Secretary

Pentair Management Company

5500 Wayzata Boulevard, Suite 900

Golden Valley, Minnesota 55416-1261

(Name and address of agent for service)

(763) 545-1730

(Telephone number, including area code, of agent for service)

with a copy to: John K. Wilson Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 (414) 271-2400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Ordinary Shares, nominal value $0.01 per share	3,285,000	$32.46	$106,631,100	$13,841

(1)	Amount to be registered consists of an aggregate of 3,285,000 ordinary shares, nominal value $0.01 per share (the “Ordinary Shares”), of Pentair plc (the “Company”) to be issued pursuant to the grant or exercise of awards to participants under the above-named plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional Ordinary Shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the above-named plan.
(2)	Determined in accordance with Rules 457(c) and 457(h) under the Securities Act, the registration fee calculation is based on the average of the high and low prices of the Ordinary Shares as reported on the New York Stock Exchange on May 14, 2020.

part I                          INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents constituting Part I of this registration statement will be sent or given to the participants in the Pentair plc 2020 Share and Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the U.S. Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Company will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company will furnish to the SEC or its staff a copy of any or all of the documents included in such file.

part II                       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3      Incorporation of Documents by Reference

The following documents filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020;

(c)	The Company’s Current Reports on Form 8-K dated January 28, 2020 (only as to Item 5.02), April 15, 2020 and May 5, 2020; and

(d)	The description of the Ordinary Shares contained in the Company’s Current Report on Form 8-K dated June 3, 2014.

All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4      Description of Securities.

Not applicable.

Item 5      Interests of Named Experts and Counsel.

None.

Item 6      Indemnification of Directors and Officers

Pursuant to the Company’s articles of association, subject to the provisions of, and so far as may be permitted by the Companies Act 2014 of Ireland (as amended), every director or other officer of the Company (other than an auditor) shall be indemnified out of the assets of the Company, against all costs, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties or in relation thereto including any liability incurred by him or her in defending civil or criminal proceedings which relate to anything done or omitted or alleged to have been done or omitted by him or her as an officer or employee of the Company and in which judgment is given in his or her favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he or she is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him or her by the court; provided, however that the indemnity shall not extend to any liability arising from such person's fraud or dishonesty in the performance of their duties or such officers' conscious, intentional or willful breach of any duty to act in the best interest of the Company.

1

The Company maintains insurance to reimburse the Company's directors and officers and the directors and officers of the Company’s subsidiaries for charges and expenses incurred by them for wrongful acts claimed against them by reason of their being or having been directors or officers of the Company or any of the Company's subsidiaries.

The Company and Pentair Management Company, a Delaware corporation and subsidiary of the Company, have each entered into indemnification agreements with the directors and officers of the Company that provide for the indemnification of and the advancing of expenses to the indemnitee to the fullest extent (whether partial or complete) permitted under Irish law in the case of the Company, and under the Delaware General Corporation Law, in the case of Pentair Management Company. The indemnification agreements between the Company and the directors and officers of the Company further provide that, to the extent insurance is maintained, the Company will provide continued coverage of the indemnitee under their directors' and officers' liability insurance policies.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7      Exemption from Registration Claimed

Not applicable.

Item 8      Exhibits

Exhibit Index

Exhibit Number	Description

4.1	Amended and Restated Memorandum and Articles of Association of Pentair plc (Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on May 9, 2017 (File No. 001-11625)).

4.2	Pentair plc 2020 Share and Incentive Plan (Incorporated by reference to Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A filed on March 20, 2020 (File No. 001-11625)).

5	Opinion of Arthur Cox.

23.1	Consent of Arthur Cox (included in Exhibit 5).

23.2	Consent of Deloitte & Touche LLP.

24	Powers of Attorney.

99.1	Form of Employee Restricted Stock Unit Award Agreement under the Pentair plc 2020 Share and Incentive Plan.

99.2	Form of Non-Employee Director Restricted Stock Unit Award Agreement under the Pentair plc 2020 Share and Incentive Plan.

99.3	Form of Key Talent Award Agreement under the Pentair plc 2020 Share and Incentive Plan.

99.4	Form of Stock Option Award Agreement under the Pentair plc 2020 Share and Incentive Plan.

99.5	Form of Performance Share Unit Award Agreement under the Pentair plc 2020 Share and Incentive Plan.

2

Item 9       Undertakings

(a)           The undersigned Company hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)               To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)              To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement; and

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

3

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden Valley, State of Minnesota, on May 20, 2020.

PENTAIR PLC

By:	/s/ John L. Stauch
John L. Stauch
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities listed below on May 20, 2020.

Signature	TITLE

/s/ John L. Stauch	President and Chief Executive Officer, Director (Principal
John L. Stauch	Executive Officer)

/s/ Robert P. Fishman	Executive Vice President, Chief Financial Officer and
Robert P. Fishman	Chief Accounting Officer (Principal Financial Officer and
Principal Accounting Officer and Authorized Representative in
the United States)

*	Director
Mona Abutaleb Stephenson
*	Director
Glynis A. Bryan
*	Director
T. Michael Glenn
*	Director
Theodore L. Harris
*	Director
David A. Jones
*	Director
Michael T. Speetzen
*	Director
Billie I. Williamson

*By	/s/ Karla C. Robertson
Karla C. Robertson
Attorney-in-fact

S-1